Exhibit 99

PRESS RELEASE
Nexia Holdings, Inc.
59 West 100 South, Second Floor
Salt Lake City, Utah 84101
OTC Bulletin Board Symbol NEXH

FOR MORE INFORMATION, CONTACT:
Richard Surber, President
801-575-8073 Ext. 106 Fax: 801-575-8092
or email hudconsult@aol.com

FOR IMMEDIATE RELEASE

Nexia Holdings Announces Settlement

Salt Lake City, Utah, June 6, 2006 - Nexia Holdings, Inc. (OTCBB: NEXH) announced that its’ subsidiary Diversified Holdings I, Inc. (“DHI”) has entered into a Settlement Agreement and Release with Diversified Financial Resources Corporation (OTCBB:DVFN) (closing market price June 5, 2006 of $0.11) whereby in exchange for the release of all claims that remain from the June 30, 2003 Stock Purchase Agreement between the parties DHI will receive 25 million shares of DVFN common stock and 937,500 shares of restricted common stock. DVFN has agreed that it will not object to the issuance of the 25 million shares without restrictive legend as settlement of the claims from 2003. Nexia anticipates that a portion of these shares will generate sufficient proceeds to fully satisfy the remaining receivable outstanding from DVFN and provide additional operating capital for Nexia’s real estate operations and potential acquisitions of new property.

Richard Surber, Nexia’s president stated “I am pleased that Diversified Financial has resolved this outstanding obligation with Nexia. The acquisition and plans that have been announced with Jiang Xi Tai N Guo Ye You Xian Gong Si are positive actions that will hopefully lead to the future growth and development of their combined corporations.”

Nexia strongly encourages the public to read the above information in conjunction with its Form 10-KSB for December 31, 2005. Nexia’s disclosures can be viewed at www.sec.gov. This press release is not a solicitation to buy or sell any securities. Nexia strongly encourages investors to only invest monies that they can afford to lose. Nexia is a high risk security known as a penny stock. Please visit the Nexia website at www.nexiaholdings.com for more information about Nexia.

This press release may contain forward-looking statements that are based on a number of assumptions, including the successful completion of the Settlement Agreement and Release, including the issuance of the promised shares of common stock. Although Nexia Holdings believes these assumptions are reasonable, no assurance can be given that they will prove correct. These forward-looking statements involve a number of risks and uncertainties, including the completion of the promised performance called for the Settlement Agreement and realizing proceeds from the sale or transfer of those shares and that there is a market for the number of shares received by Nexia. The actual results that Nexia Holdings may achieve could differ materially from any forward-looking statements due to such risks and uncertainties.